Exhibit 99.1

Uranium Resources, Inc. Reports Fourth Quarter 2008 Results

LEWISVILLE, Texas--(BUSINESS WIRE)--March 10, 2009--Uranium Resources, Inc. (NASDAQ: URRE) (URI), a uranium exploration, development and production company, announced today its financial results for the fourth quarter of 2008, which ended December 31, 2008.

Revenue for the fourth quarter of 2008 was $2.2 million, a $6.0 million decrease compared with $8.2 million during the fourth quarter of 2007, as significantly fewer pounds of uranium were sold during the quarter at a lower price per pound. The net loss for the fourth quarter of 2008 was $7.5 million, or $0.15 per diluted share, compared with net loss of $0.8 million, or $0.02 per diluted share, in the same period last year, primarily due to the revenue decline and a $4.8 million impairment charge based on the determination that the carrying value of the Company’s uranium properties exceeded their fair market value.

During the quarter, URI sold 38,700 pounds of uranium, a 65.8% decrease from the 113,000 pounds of uranium sold in last year’s fourth quarter. URI received an average selling price per pound of $56.76 in the fourth quarter of 2008, down significantly from an average per pound price of $72.72 in the 2007 quarter. The average direct cost of pounds sold in the 2008 fourth quarter was $53.32 compared with an average cost of $38.72 in last year’s fourth quarter. Direct cost of uranium production sold includes operating expense and depreciation, depletion and amortization (DD&A), but excludes royalties and commissions.

Dave Clark, president and CEO of URI, commented, “Our fourth quarter results reflect our decision to produce-out our remaining wellfields in light of the weakness in the uranium market. We expect our last two wellfields to be depleted by the end of March 2009, which could give us first quarter production in the range of 25,000 to 30,000 pounds. We have made considerable progress in our efforts to conserve cash and are confident we will have the means to follow our strategic plan into 2010 and beyond as we look forward to a strengthening market.”

Fourth Quarter Production

URI produced 41,200 pounds of uranium during the fourth quarter of 2008 compared with 68,000 pounds produced during the prior year’s fourth quarter and 62,700 pounds produced during the trailing third quarter of 2008. Production costs for the quarter were $32.69 per pound compared with $45.72 pound in the same quarter of 2007 and $68.52 in the trailing third quarter. The decrease in production costs compared with the 2008 third quarter was attributed to the curtailment of operations at a new, technically challenging wellfield at Rosita. Production costs include operating expenses and DD&A.

Production for the fourth quarter of 2008 was comprised of 35,900 pounds from Kingsville Dome, 2,800 pounds from Vasquez and 2,500 pounds from Rosita, compared with 59,700 and 8,300 from Kingsville Dome and Vasquez, respectively, during last year’s fourth quarter.

Production & Sales Summary	Q4 2008	Q3 2008	Q2 2008	Q1 2008	Q4 2007

Pounds U3O8 produced	41,200	62,700	113,500	83,400	68,000
Production cost per pound	$32.69	$68.52	$40.03	$49.78	$45.72

Pounds U3O8 sold	38,700	66,300	99,400	81,100	113,000
Direct cost of sales per pound	$53.32	$54.69	$41.52	$50.02	$38.72

Average selling price per pound	$56.76	$60.71	$66.41	$70.66	$72.72

During the fourth quarter of 2008, URI shut down three of its five operating wellfields: one at Kingsville Dome, the last wellfield at Vasquez, and the Company’s newest wellfield at Rosita. The Kingsville Dome and Vasquez wellfields were shut down after depletion of reserves at those sites. The Rosita wellfield, which proved to be a technically challenging and therefore, higher cost operation, was shut-in during October due to lack of economic feasibility in the current price environment.

Consistent with URI’s decision to produce out its remaining wellfields and suspend future wellfield development in light of the depressed uranium pricing environment, reserves at the two Kingsville Dome wellfields that remained in production at December 31, 2008 are expected to be depleted by the end of the first quarter of 2009. Production from these wellfields during the first quarter of 2009 is expected to be approximately 25,000 to 30,000 pounds of uranium.

Cash Management Update and Outlook

Cash at the end of the quarter was $12.0 million compared with $9.3 million at the end of 2007 and $13.0 million at September 30, 2008. A significant portion of the cash on hand at December 31, 2008 and September 30, 2008 was generated from the $12.8 million in net proceeds received from the sale of common stock and warrants in a private placement in May 2008.

Cash used in operations during the fourth quarter of 2008 was $0.2 million, down significantly from $1.7 million in the trailing third quarter, reflecting the progress made by URI in aggressively cutting costs in response to the drastic decline in uranium prices in 2008. By the end of 2008, the Company had substantially reduced its exploration activities and wellfield operations, closed two administrative offices, significantly reduced full time equivalent headcount, eliminated three executive officer positions, adopted a salary reduction program for all executive officers, and reviewed and tightened spending in all areas. The result, combined with a $0.6 million reduction in non-cash stock compensation expense, was a $1.3 million, or 37.2%, reduction in general and administrative expenses in the 2008 fourth quarter compared with the same period the prior year.

Mr. Clark stated, “We are evaluating all opportunities to conserve cash and capitalize on our assets in order to strengthen our financial position so that we may fully realize URI’s intrinsic value when the uranium market returns. Our focus in Texas is on restoration of our properties and evaluating opportunities to capitalize on our assets. In New Mexico, we continue to the work to educate the public on the safety and economic benefits of the next generation of uranium mining as we look to build and advance our considerable uranium assets.”

Termination of Itochu Contract

On December 5, 2006, HRI-Churchrock, Inc., a wholly-owned subsidiary of the Company, entered into a Joint Venture with a wholly-owned subsidiary of Itochu to develop our Churchrock property in New Mexico. The Joint Venture provided Itochu an opportunity to participate in New Mexico uranium production in exchange for renegotiating their sales contract with the Company. The new contract also included a provision that allowed the Company to receive up to an additional $2.10 per pound for certain South Texas uranium production sold to Itochu.

A feasibility study was completed and delivered at the end of 2006 at a cost of $675,000 that was paid by Itochu. Under the terms of the Joint Venture, both parties had until April 2, 2007 to make a Preliminary Investment Decision (“PID”) whether to move forward with the project. The parties on several occasions over the past two years mutually agreed to extend the date for PID. As a result of these extensions, the Company realized approximately $590,000 in additional revenue on its Texas production sold to Itochu since April 2, 2007.

On March 6, 2009, URI received notification that Itochu had made a negative Preliminary Investment Decision for the project which resulted in the termination of the Joint Venture. This action eliminated the potential for reinstatement of the original 2003 delivery contracts for South Texas production. However, depending on spot market prices, the uranium sales price to Itochu may be reduced by up to $2.10 per pound on some of URI’s South Texas production for future deliveries.

With the termination, URI now retains 100% ownership of the 18.6 million pounds of in place mineralized uranium material at Churchrock.

Mr. Clark noted, “It makes sense to terminate the joint venture at this time. As long as we were receiving a price benefit for our Texas uranium sales, it benefited the company to extend the PID date with Itochu. Now that we are no longer producing, URI would gain little by agreeing to extend the agreement. It is much better to own 100% of the project again. We continue to have a solid relationship with Itochu and are continuing to discuss various opportunities with them in both Texas and New Mexico.”

Year End Review

Revenue for the fiscal year of 2008 was $18.6 million, down from $31.1 million in 2007. URI sold 285,500 pounds of uranium, at an average selling price of $64.99, during the current year, compared with 434,900 pounds, at an average selling price of $71.61 last year. The average cost of pounds sold in 2008 was $48.60, compared with $33.21 in 2007.

During the fiscal year of 2008, URI produced 300,800 pounds of uranium compared with 416,700 pounds of uranium for the fiscal year 2007. Of this production, 36,600 pounds were produced at Vasquez, 254,000 pounds were produced at Kingsville Dome and 10,200 pounds were from Rosita. The 2007 production included 78,600 pounds from Vasquez and 338,100 pounds from Kingsville Dome. Production costs for fiscal year 2008 and 2007 were $47.66 and $32.61, respectively.

The net loss for the year ended December 31, 2008 was $26.5 million compared with net income of $1.1 million in 2007, reflecting the lower uranium sales at a lower price, a $16.0 million write down for the impairment of uranium assets, increased exploration costs and the write-off of costs associated with the terminated Rio Algom acquisition.

For fiscal year 2008, cash provided by operations was $1.0 million compared with $11.3 million in 2007. Capital expenditures in 2008 were $10.5 million, primarily related to new wellfield delineation and development at Rosita and Kingsville Dome during the first half of the year, as well as additional satellite plant construction at both sites. Capital expenditures in 2007 were $19.3 million in 2007.

Teleconference and Webcast

The Company is hosting a teleconference and webcast at 11:00 a.m. ET on March 11, 2008. During the teleconference, Dave Clark, President and Chief Executive Officer, will review the financial and operating results for the fourth quarter and 2008 year and discuss URI’s corporate strategy and outlook. A question-and-answer session will follow. The URI conference call can be accessed by calling (201) 689-8562 approximately 10 minutes prior to the call. Alternatively, it can be listened to at the Company’s website at www.uraniumresources.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

An archive of the teleconference can also be heard by calling (201) 612-7415 and entering account number 3055 along with conference ID number 315766. The telephonic replay will be available from 2:00 p.m. ET the day of the teleconference until 11:59 p.m. March 18, 2009. The archived webcast will be at www.uraniumresources.com. A transcript of the call will also be posted, once available.

About Uranium Resources, Inc.

Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico. The Company acquired these properties over the past 20 years along with an extensive information database. URI’s strategy is to capitalize on the strong global market for uranium by fully exploiting its resource base in Texas and New Mexico, acquiring new assets and through joint ventures or partnerships. Uranium Resources routinely posts news and other information about the Company on its web site at www.uraniumresources.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

TABLES FOLLOW.

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

	December 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$12,041,592	$9,284,270
Receivables, net	40,360	2,652,574
Uranium inventory	1,213,927	748,452
Prepaid and other current assets	513,489	720,357
Total current assets	13,809,368	13,405,653

Property, plant and equipment, at cost:
Uranium properties	85,095,067	88,289,570
Other property, plant and equipment	898,933	821,811
Less-accumulated depreciation, depletion and impairment	(63,215,677)	(55,736,530)
Net property, plant and equipment	22,778,323	33,374,851

Other assets	---	73,302
Long-term investment:
Certificates of deposit, restricted	6,636,715	6,083,076
	$43,224,406	$52,936,882
Current liabilities:
Accounts and short term notes payable	$1,169,293	$2,157,475
Current portion of restoration reserve	1,660,422	1,124,504
Royalties and commissions payable	719,542	1,131,636
Accrued interest and other accrued liabilities	607,975	709,400
Current portion of long-term debt	158,068	210,616
Total current liabilities	4,315,300	5,333,631

Other long-term liabilities and deferred credits	6,531,378	4,097,327

Long term capital leases, less current portion	320,108	178,665
Long-term debt, less current portion	450,000	450,000
Commitments and contingencies
Shareholders’ equity:
Common stock, $.001 par value, shares authorized: 200,000,000; shares issued and outstanding (net of treasury shares): 2008—55,955,549; 2007—52,305,129	55,994	52,343
Paid-in capital	146,518,753	131,282,687
Accumulated deficit	(114,957,709)	(88,448,353)
Less: Treasury stock (38,125 shares), at cost	(9,418)	(9,418)
Total shareholders’ equity	31,607,620	42,877,259
	$43,224,406	$52,936,882

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share and per pound amounts)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Revenue:
Uranium sales	$2,196,568	$8,218,405	$18,551,065	$31,142,689
Total revenue	2,196,568	8,218,405	18,551,065	31,142,689
Costs and expenses:
Cost of uranium sales
Royalties and commissions	204,111	316,225	1,709,748	3,033,811
Operating expenses	974,667	2,851,084	6,664,341	8,192,378
Accretion/amortization of restoration reserve	201,700	140,261	790,204	573,581
Depreciation and depletion	1,088,613	1,524,959	7,207,719	6,251,359
Impairment of uranium properties	4,761,008	651,407	15,992,623	651,407
Exploration expenses	409,987	347,221	1,630,043	347,221
Total cost of uranium sales	7,640,086	5,831,157	33,994,678	19,049,757
Earnings (loss) from operations before corporate expenses	(5,443,518)	2,387,248	(15,443,613)	12,092,932

Corporate expenses—
General and administrative	2,136,105	3,403,474	11,405,169	11,670,138
Depreciation	37,310	28,230	147,561	97,920
Total corporate expenses	2,173,415	3,431,704	11,552,730	11,768,058
Earnings (loss) from operations	(7,616,933)	(1,044,456)	(26,996,343)	324,874

Other income (expense):
Interest expense	(12,069)	(6,176)	(43,549)	(24,914)
Interest and other income, net	82,795	210,684	530,536	777,574

Net earnings (loss)	$(7,546,207)	$(839,948)	$(26,509,356)	$1,077,534

Net earnings (loss) per common share:
Basic	$(0.15)	$(0.02)	$(0.49)	$0.02
Diluted	$(0.15)	$(0.02)	$(0.49)	$0.02

Weighted average common shares and common equivalent shares per share data:
Basic	55,955,549	52,293,935	54,568,550	52,118,851
Diluted	55,955,549	52,293,935	54,568,550	56,081,302

URANIUM RESOURCES, INC. CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited)

	Twelve Months Ended December 31,
	2008	2007
Net earnings (loss)	$(26,509,356)	$1,077,534
Reconciliation of net loss to cash provided by operations—
Accretion/amortization of restoration reserve	790,204	573,581
Depreciation and depletion	7,355,280	6,349,278
Impairment of uranium properties	15,992,623	998,628
Decrease in restoration and reclamation accrual	(840,416)	(1,296,047)
Stock compensation expense	2,154,281	4,047,326
Write-off of target acquisition costs	1,422,410	—
Other non-cash items, net	78,521	1,097

Effect of changes in operating working capital items—
(Increase) decrease in receivables	2,612,214	(1,939,045)
(Increase) decrease in inventories	(508,342)	682,635
Increase in prepaid and other current assets	(43,585)	(349,276)
Increase (decrease) in payables, accrued liabilities and deferred credits	(1,462,326)	1,148,075
Net cash provided by operations	1,041,508	11,293,786

Investing activities:
Increase in certificates of deposit, restricted	(553,639)	(3,615,585)
Additions to property, plant and equipment—
Kingsville Dome	(3,577,994)	(8,042,794)
Rosita	(4,471,110)	(4,994,532)
Vasquez	(354,600)	(1,254,561)
Rosita South	(477,912)	(1,392,918)
Churchrock	(421,484)	(503,826)
Crownpoint	(127,479)	(164,300)
Other property and other assets	(1,031,337)	(2,939,916)
Net cash used in investing activities	(11,015,555)	(22,908,432)

Financing activities:
Payments on borrowings	(261,867)	(260,859)
Issuance of common stock, net	12,993,236	983,004
Net cash from financing activities	12,731,369	722,145
Net increase (decrease) in cash and cash equivalents	2,757,322	(10,892,501)
Cash and cash equivalents, beginning of period	9,284,270	20,176,771
Cash and cash equivalents, end of period	$12,041,592	$9,284,270

CONTACT:
Investors:
Kei Advisors LLC
Deborah K. Pawlowski/James M. Culligan
716-843-3908/716-843-3874
dpawlowski@keiadvisors.com/jculligan@keiadvisors.com
or
Uranium Resources, Inc.
David N. Clark, 972-219-3330
President and CEO
or
Media:
April Wade, 505-440-9441
awade@uraniumresources.com